Exhibit 5.1

Aimee S. Weisner, Esq.

Corporate Vice President, General Counsel and Secretary

Advanced Medical Optics, Inc.

1700 E. St. Andrew Place

Santa Ana, California 92705

(714) 247-8200

May 27, 2005

Advanced Medical Optics, Inc.

1700 E. St. Andrew Place

Santa Ana, California 92705

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I am Corporate Vice President, General Counsel and Secretary of Advanced Medical Optics, Inc., a Delaware corporation (the “Company”), and in such capacity have participated in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of an aggregate of 11,530,812 shares of common stock, $.01 par value per share (the “Common Stock”) of the Company. Such shares are issuable as needed pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 9, 2004, as amended, by and among the Company, Vault Merger Corporation, a wholly owned subsidiary of the Company, and VISX, Incorporated (“VISX”), pursuant to which, at the effective time of the merger, each option outstanding under the assumed plans with an exercise price equal to or lesser than $26.93 was fully vested and assumed by the Company and converted into an option to purchase a number of shares of Company common stock as set forth in the Merger Agreement, and each phantom unit was fully vested and assumed by the Company and converted into a number of phantom units of Company common stock as set forth in the Merger Agreement.

For purposes of rendering this opinion, I have made such legal and factual examinations as I have deemed necessary under the circumstances and, as part of such examination, I have examined, among other things, originals and copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate. For the purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to me.

On the basis of and in reliance upon the foregoing examination and assumptions, I am of the opinion that, assuming the Registration Statement shall have become effective pursuant to the provisions of the Securities Act, the Common Stock, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

I am admitted to practice law in the State of California; however, I am generally familiar with the Delaware General Corporation Law as presently in effect, and have made such inquiries as I consider necessary to render the opinions set forth herein relating to Delaware law. Except with respect to the present general corporation laws of the State of Delaware, this opinion is limited to the present laws of the United States of America and the State of California and the present judicial interpretations thereof. No opinion is expressed by me as to the effect of the laws of any other jurisdiction or as to matters of conflict or choice of law. I undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to my attention after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Aimee S. Weisner
Aimee S. Weisner Corporate Vice President, General Counsel and Secretary of Advanced Medical Optics, Inc.